Exhibit 23(ii)

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-276341 on Form S-1 of our report dated March 13, 2024, relating to the statutory basis financial statements of MEMBERS Life Insurance Company, appearing in the Prospectus, which is a part of such Registration Statement..

/s/ Deloitte & Touche LLP

Chicago, Illinois

April 26, 2024